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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Antigenics Inc:

We consent to the use of our report dated February 13, 2004, except as to the second paragraph of Note 18, which is as of February 18, 2004, with respect to the consolidated balance sheets of Antigenics Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in accounting for purchase method business combinations completed after June 30, 2001, a change in accounting for goodwill and intangible assets effective January 1, 2002, and a change in accounting for asset retirement obligations effective January 1, 2003.

                                        /s/ KPMG LLP

Princeton, New Jersey
September 28, 2004